Exhibit 2.1

EXECUTION COPY

MASTER SEPARATION AGREEMENT

BETWEEN

NOBLE CORPORATION

AND

PARAGON OFFSHORE PLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.1 Definitions	1
1.2 Interpretation	14

ARTICLE II SEPARATION AND RELATED TRANSACTIONS	15
2.1 Separation	15
2.2 Intellectual Property	16
2.2 Instruments of Transfer and Assumption	17
2.3 No Representations or Warranties	18
2.4 Agreements	18
2.5 Transfers Not Effected Prior to the Distribution Date	19
2.6 Additional Transfers of Assets	20
2.7 Bank Accounts	21

ARTICLE III MUTUAL RELEASES; INDEMNIFICATION	21
3.1 Release of Pre-Distribution Claims	21
3.2 Termination of Intercompany Agreements and Assumption of Intercompany Balances	23
3.3 Indemnification by Paragon	23
3.4 Indemnification by Noble	24
3.5 Indemnification Obligations Net of Insurance Proceeds	25
3.6 Indemnification Obligations Net of Taxes	26
3.7 Procedures for Indemnification of Third Party Claims	26
3.8 Additional Matters	29
3.9 Contribution	30
3.10 Remedies Cumulative	30
3.11 Survival of Indemnities	31
3.12 Indemnification of Directors and Officers	31
3.13 Limitation of Liability	31

ARTICLE IV THE DISTRIBUTION	31
4.1 Delivery to Distribution Agent	31
4.2 Mechanics of the Distribution	31
4.3 Conditions Precedent to Consummation of the Distribution	32

ARTICLE V ARBITRATION; DISPUTE RESOLUTION	33
5.1 Agreement to Arbitrate	33
5.2 Escalation	34
5.3 Demand for Arbitration	35
5.4 Arbitrators	35
5.5 Hearings	36
5.6 Discovery and Certain Other Matters	36
5.7 Certain Additional Matters	37
5.8 Continuity of Service and Performance	37
5.9 Law Governing Arbitration Procedures	38

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ARTICLE VI COVENANTS AND OTHER MATTERS	38
6.1 Other Agreements	38
6.2 Further Instruments	38
6.3 Provision of Corporate Records	39
6.4 Agreement for Exchange of Information	40
6.5 Additional Financial Disclosure	42
6.6 Preservation of Legal Privileges	42
6.7 Payment of Expenses	43
6.8 Surety Instruments	44
6.9 Guarantee Obligations	44
6.10 Confidentiality	45
6.11 Insurance	46
6.12 Cooperation on Certain FCPA Matters	48
6.13 Cooperation on Other Litigation Matters	50
6.14 Paragon Board Representation	50
6.15 Allocation of Corporate Opportunities	50

ARTICLE VII MISCELLANEOUS	51
7.1 Entire Agreement	51
7.2 Governing Law	51
7.3 Termination	51
7.4 Notices	51
7.5 Counterparts	51
7.6 Binding Effect; Assignment	51
7.7 No Third Party Beneficiaries	52
7.8 Severability	52
7.9 Failure or Indulgence Not Waiver; Remedies Cumulative	52
7.10 Amendment	52
7.11 Authority	52
7.12 Specific Performance	52
7.13 Advisors	53
7.14 Construction	53
7.15 Exclusivity of Tax and Other Matters	53

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SCHEDULES

Schedule 1.1(a)	Insurance Policies
Schedule 1.1(b)	Excluded Intellectual Property
Schedule 1.1(c)	Paragon Drilling Rigs
Schedule 1.1(d)	Joint Venture Entities
Schedule 1.1(e)	Paragon Shore-Based Specific Assets
Schedule 1.1(f)	Paragon Labor Contracts
Schedule 1.1(g)	Paragon Service Contracts
Schedule 1.1(h)	Paragon Permits, Certifications and Licenses
Schedule 1.1(i)	Agency Agreements
Schedule 1.1(j)	Assets in Repair
Schedule 1.1(k)	Paragon Excluded Assets
Schedule 1.1(l)	Paragon Excluded Liabilities
Schedule 1.1(m)	Paragon Specified Liabilities
Schedule 1.1(n)	Specified Geographic Liabilities
Schedule 1.1(o)	Specified Legal Proceedings
Schedule 3.3	Noble Provided Information
Schedule 6.5	Certain Financial Information
Schedule 7.13	Noble Advisors

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MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT (this “Agreement”) is entered into as of July 31, 2014, between Noble Corporation, a company organized under the laws of the Cayman Islands (“Noble”), and Paragon Offshore plc, a company organized under the laws of England and Wales (“Paragon”). Noble and Paragon are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, the Board of Directors of Noble Corporation plc, the direct parent of Noble (“Parent”), has determined that it would be appropriate and desirable to separate the Paragon Business from the Noble Business; and

WHEREAS, in furtherance thereof, the Board of Directors of Parent has determined that, after the separation, it would be appropriate and desirable for Parent to distribute (the “Distribution”) on a pro-rata basis to the holders of its Noble Ordinary Shares all of the outstanding Paragon Ordinary Shares owned by Parent as of the Distribution Date in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code or any corresponding provision of any successor statute; and

WHEREAS, the Parties intend in this Agreement, including the Schedules hereto, to set forth the principal arrangements between them regarding the separation of the Paragon Business from the Noble Business and the Distribution;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Action” means any claim, demand, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition only, the joint venture entities set forth on Schedule 1.1(e) shall be deemed to be Affiliates of Noble or of Paragon, as applicable. Notwithstanding anything herein to the contrary, on or after the Distribution Date, no member of the Paragon Group shall be deemed an Affiliate of any member of the Noble Group and no member of the Noble Group shall be deemed an Affiliate of any member of the Paragon Group.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Schedules attached hereto or delivered pursuant hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.5.

“Appropriate Member of the Paragon Group” has the meaning set forth in Section 3.3.

“Appropriate Member of the Noble Group” has the meaning set forth in Section 3.4.

“Arbitration Demand Notice” has the meaning set forth in Section 5.3(a).

“Asset” means all rights, properties or assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assets in Repair” mean those spare parts and equipment that as of the Distribution Date are undergoing repair.

“Brazil Transition Services Agreement” means the Transition Services Agreement (Brazil) dated the date hereof between certain members of the Noble Group and certain members of the Paragon Group, which is an Ancillary Agreement for purposes of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by applicable Law or executive order to close.

“Capital Stock” means, with respect to: (i) any corporation or limited liability company, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation or limited liability company (whether certificated or not); and (ii) any other Person, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Person.

“Change of Control” shall mean, with respect to Paragon, the occurrence of any of the following after the Distribution Date:

(i) individuals who, as of the Distribution Date, constitute the members of Paragon’s Board of Directors (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of Paragon’s Board of Directors, provided that any director who was nominated for election by, or was elected with the approval of, at least a majority of the members of Paragon’s Board of Directors who are at the time Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a Person other than Paragon’s Board of Directors;

(iii) the consummation of any transaction (including any merger, amalgamation, scheme or consolidation), a result of which is that less than 50% of the total voting power of the surviving entity is held by the stockholders of Paragon immediately prior to such transaction; or

(iv) Paragon shall have sold, transferred or exchanged all, or substantially all, of its assets to another Person.

“Charter” means the Bareboat Charter Agreement dated the date hereof between Noble Drilling (Dave Beard) Ltd. and Paragon Offshore (Nederland) B.V.

“Code” means the Internal Revenue Code of 1986.

“Commission” means the Securities and Exchange Commission.

“Confidential Information” has the meaning set forth in Section 6.10.

“Consent” means any consents, waivers or approvals from, or notification requirements to, any third parties, including any notices or reports to be submitted to, filings to be made with, or consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Contract” means any written, oral, implied or other contract, agreement, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“D&O Policy” means Parent’s directors and officers liability insurance policy on the date of this Agreement.

“Debt Financings” means the (i) entry of Paragon into a revolving credit facility and a term loan credit facility and the borrowing of funds thereunder and (ii) the issuance of debt securities, all in connection with the Separation and the Distribution.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date on which the Distribution Time occurs.

“Distribution Information Statement” means the information statement included as an exhibit to the Form 10, including any final information statement or any supplement to or amendment of the same.

“Distribution Time” means the time at which the Distribution is effective. For purposes of this Agreement, the Distribution shall be deemed to be effective at 11:59 p.m., Central Time, on the Business Day preceding the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement dated the date hereof among Noble and Paragon.

“Escalation Notice” has the meaning set forth in Section 5.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA Matter” has the meaning set forth in Section 6.12(a).

“Form 10” means the Registration Statement on Form 10 (File No. 001-36465) of Paragon filed with the Commission pursuant to the Exchange Act, registering the Paragon Ordinary Shares to be distributed in the Distribution, together with all amendments thereto.

“GAAP” means generally accepted accounting principles in the United States from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the United States accounting profession.

“Governmental Authority” shall mean any court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either of the Noble Group or the Paragon Group, as the context requires.

“Hibernia Business” means the Hibernia platform management and labor contract drilling services business conducted by the Noble Group prior to the Separation.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, and (i) any liability of others of a type described in any of the preceding clauses (a) through (g) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a guaranty.

“Indemnifiable Loss” has the meaning set forth in Section 3.5(a).

“Indemnification Payment” means the amount an Indemnifying Party is required to pay to (or for the benefit of) an Indemnitee pursuant to this Agreement.

“Indemnifying Party” has the meaning set forth in Section 3.5(a).

“Indemnitee” shall have the meaning set forth in Section 3.5(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Policies” means the insurance policies (including any agreements related to such policies) set forth in Schedule 1.1(a) and any other insurance policy issued to any member of the Noble Group which is effective as of the Distribution Date, and any future insurance policies (including any agreements related to such policies) issued to any member of the Noble Group; provided however that any D&O Policies shall not constitute Insurance Policies.

“Insurance Proceeds” means those monies:

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective;

in any such case net of any out-of-pocket costs or expenses incurred in the collection thereof.

“Intellectual Property” means all industrial and intellectual property rights, including patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature (excluding trademarks, service marks, trade names and domain names) subsisting anywhere in the world, in each case whether registered or unregistered, owned by or licensed to the Noble Group as of the date of this Agreement other than the Paragon Marks.

“Intercompany Agreement” means any Contract between any entities included within the Paragon Group, on the one hand, and any entities within the Noble Group, on the other hand, entered into prior to the Distribution Date, excluding any Contract to which a Person other than Parent, Paragon or one of their respective Subsidiaries is a party.

“Intercompany Payables” has the meaning set forth in Section 3.2.

“Intercompany Receivables” has the meaning set forth in Section 3.2.

“Joint Claims” means any claims under any Insurance Policy or D&O Policy that (a) the insurance carrier claims or could reasonably be expected to claim relate to a single incident or occurrence and (b) results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the Noble Group and one or more members of the Paragon Group.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations (other than Taxes), whether accrued, fixed or contingent, mature or inchoate, known or unknown, whether or not reflected on a balance sheet, including those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract.

“Licensed Intellectual Property” means all industrial and intellectual property rights, including patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature (excluding trademarks, service marks, trade names and domain names) subsisting anywhere in the world, in each case whether registered or unregistered, owned by or licensed to the Noble Group as of the date of this Agreement that is used by any member of the Paragon Group for the conduct of the Paragon Business consistent with past practice as of the Distribution Date, but excluding (i) any licensed intellectual property that any member of the Paragon Group has licensed directly from a third party as of the Distribution Date and (ii) the items set forth in Schedule 1.1(b).

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease (including a capital lease), consignment or bailment for security purposes.

“Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines, and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), other than Taxes.

“Noble Assets” means all Assets of Parent, Paragon and their respective Subsidiaries and Affiliates, but excluding the Paragon Assets.

“Noble Books and Records” means the corporate books and records (in any medium and including all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records) of any member of the Noble Group and such other books and records, including contracts, agreements, files and manuals, drilling rig related documentation and other similar materials (in any medium, including computer records and electronic copies of such information, including electronic mail and other computer-based communications), to the extent they relate to the Noble Business, the Noble Assets, or the Noble Liabilities and any other books and records of Noble and its Subsidiaries and Affiliates prior to the Distribution Date that do not constitute a Paragon Book and Record. Notwithstanding the foregoing, “Noble Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes. For the avoidance of doubt, no Information meeting the definition of “Noble Books and Records” shall be deemed not to be Noble Books and Records because it is provided by any member of the Noble Group to any member of the Paragon Group after the Distribution Date in connection with the provision of services by any member of the Paragon Group pursuant to the Transition Services Agreement or the Brazil Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the Paragon Group pursuant to the Transition Services Agreement or the Brazil Transition Services Agreement after the Distribution Date. Furthermore, Paragon and Noble each acknowledge and agree that the Noble Books and Records described in the immediately preceding sentence shall belong solely to Noble and shall not be considered Privileged Information of Paragon.

“Noble Business” means any business of the Noble Group other than the Paragon Business.

“Noble Group” means Parent, all Persons that are Subsidiaries or Affiliates of Parent other than a member of the Paragon Group on the Distribution Date and each Person that becomes a Subsidiary of Parent after the Distribution Date. For purposes of Section 6.12, Noble Group shall include directors and officers of the Noble Group.

“Noble Indemnitees” has the meaning set forth in Section 3.3.

“Noble Liabilities” means all Liabilities of Parent and its Subsidiaries, whether arising prior to, on or after the Distribution Date, other than the Paragon Liabilities. For the avoidance of doubt: (A) the designation in this Agreement of any Liability as a Noble Liability shall be binding on the Noble Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, gross negligence, strict liability or other legal fault of any one or more members of the Paragon Group; and (B) except as expressly set forth in this Agreement or an Ancillary Agreement, the designation in this Agreement of Liabilities as Noble Liabilities or Paragon Liabilities is only for purposes of allocating responsibility for such Liabilities as between the Parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any third parties.

“Noble Marks” means trade names, registered and unregistered trademarks, service marks, domain names and e-mail addresses comprising or including the terms “Noble,” “Noble NEXT” or any translations or derivatives thereof, or any terms of a confusingly similar nature, and any goodwill embodied in the foregoing.

“Noble Ordinary Shares” means the ordinary shares, nominal value $0.01 per share, of Parent.

“NYSE” means the New York Stock Exchange, Inc.

“Paragon Assets” means only the following Assets (other than Taxes):

(i) the drilling rigs and other vessels set forth on Schedule 1.1(c) hereto (collectively, the “Paragon Rigs”);

(ii) the drilling, charter, service, management, accommodation or similar Contracts with third party customers related to the Paragon Rigs and the Hibernia Business and any pending bids, proposals, letters of intent or similar opportunities related to the Paragon Rigs or the Hibernia platform;

(iii) all of the outstanding shares of Capital Stock of the members of the Paragon Group as of the Distribution Date, but excluding the Capital Stock of Paragon;

(iv) all of the ownership interests in the joint ventures and other operating structures set forth on Schedule 1.1(d) hereto;

(v) all Assets reflected on the Paragon Pro Forma Balance Sheet that are owned by Noble, Paragon or any of their respective Subsidiaries as of the Distribution Date;

(vi) all Assets owned by Noble, Paragon or any of their respective Subsidiaries as of the Distribution Date that were acquired or created after the date of the Paragon Pro Forma Balance Sheet and that are of a nature or type that would have resulted in them being reflected on a pro forma, as adjusted consolidated balance sheet of Paragon and its Subsidiaries as of the Distribution Date (were the balance sheet to be prepared as of that time) on a basis consistent with the determination of the Assets reflected on the Paragon Pro Forma Balance Sheet, including Assets allocated to Paragon in accordance with the definition of “Separation” herein, but excluding any such Assets that are primarily used by or related to the Noble Business;

(vii) spare parts, consumables and equipment, and open commitment purchase orders therefor (collectively, “Parts and Equipment”), in each case, that are exclusively related to the Paragon Rigs or the Hibernia Business, whether onshore or on board the Paragon Rigs or the Hibernia platform on the Distribution Date;

(viii) the shore-based Assets used exclusively in the Paragon Business and the shore-based Assets set forth on Schedule 1.1(e) hereto;

(ix) third-party labor contracts in respect of which any member of the Paragon Group is a party as of the Distribution Date and the labor contracts set forth on Schedule 1.1(f) hereto;

(x) service Contracts (other than agency agreements) in respect of which any member of the Paragon Group is a party as of the Distribution Date and the service contracts set forth on Schedule 1.1(g) hereto;

(xi) permits, certifications and licenses held by any member of the Paragon Group as of the Distribution Date and the permits, certifications and licenses set forth on Schedule 1.1(h) hereto

(xii) agency agreements set forth on Schedule 1.1(i); and

(xii) As of the Distribution Date, (A) Parts and Equipment and shore-based Assets that may be used by both the Noble Group and the Paragon Group as to which Noble has or will have allocated ownership to Paragon in a written notice sent to Paragon by a representative of the Noble Group (holding the title of division manager or higher) specifically identifying the specific assets to be allocated to Paragon and referencing this paragraph (xii) and (B) Assets in Repair allocated to Paragon in accordance with Schedule 1.1(j);

(xiii) except as otherwise provided in this Agreement or one or more Ancillary Agreements, all other Assets held by a member of the Noble Group or the Paragon Group as of the Distribution Date and exclusively relating to the Paragon Business as of the Distribution Date.

For the avoidance of doubt, any Asset expressly scheduled pursuant to this definition shall be deemed to be a Paragon Asset whether or not such Asset would otherwise fall into any enumerated category in this definition. Notwithstanding the foregoing, the “Paragon Assets” specifically excludes the Assets set forth on Schedule 1.1(k) (the “Excluded Assets”).

“Paragon Auditors” means Paragon’s independent certified public accountants.

“Paragon Books and Records” means the corporate books and records (in any medium and including all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records) of any member of the Paragon Group and such other books and records, including contracts, agreements, files and manuals, Paragon Rig related documentation and other similar materials (in any medium, including computer records and electronic copies of such information, including electronic mail and other computer-based communications), to the extent they primarily relate to the Paragon Business, the Paragon Assets or the Paragon Liabilities, including all such books and records exclusively relating to Persons who are employees of the Paragon Group as of the Distribution Date, the purchase of materials, supplies and services for the Paragon Business, dealings with customers of the Paragon Business that relate primarily to the Paragon Business, and all files relating to any Action the liability with respect to which is a Paragon Liability, except that no portion of the books and records of the Noble Group containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, “Paragon Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes.

“Paragon Business” means the following businesses and activities:

(i) contract drilling, workover, production, accommodation, drilling management or similar services using the Paragon Rigs or relating to the Hibernia Business (including, without limitation, mobilization, preparation, transportation, maintenance, logistical, regulatory, management or advisory activities undertaken in preparation for, or in connection with, the foregoing);

(ii) construction, shipyard, engineering or similar activities (including, without limitation, activities involving or relating to any repair, survey, inspection, upgrade, or modification of a rig or platform) relating to the Paragon Rigs, the Hibernia Business or other assets owned or operated by a member of the Paragon Group on or after the Distribution Date;

(iii) maintenance, stacking and other similar activities relating to any Paragon Rig or the Hibernia Business;

(iv) marketing activities (including participation in bids or tenders) in connection with the Paragon Rigs, the Hibernia Business or other assets owned by a member of the Paragon Group on or after the Distribution Date;

(v) the Hibernia Business;

(vi) the operation of the Paragon Assets;

(vii) the business and activities conducted through, and ownership of the joint venture and similar operating structures set forth on Schedule 1.1(e);

(viii) any business, investment or other activity conducted by the Paragon Group on or after the Distribution Date; and

(ix) without limiting the generality of the foregoing, any activity undertaken in order to provide or conduct the services and activities described in clauses (i) through (vii) above, including, without limitation, drilling rig, marine, regulatory, administrative, on-shore, office and shipyard activities.

“Paragon Debt Obligations” means all Indebtedness of Paragon or any other member of the Paragon Group. Paragon Debt Obligations shall include, as of the date of the Paragon Pro Forma Balance Sheet, the Indebtedness of Paragon reflected on the Paragon Pro Forma Balance Sheet.

“Paragon Excluded Liabilities” shall mean any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Noble or any other member of the Noble Group, and all agreements and obligations of any member of the Noble Group under this Agreement or any of the Ancillary Agreements. “Paragon Excluded Liabilities” shall include the Liabilities relating to, arising out of or resulting from any of the matters set forth on Schedule 1.1(l) hereto.

“Paragon Group” means Paragon and all Persons that are Subsidiaries of Paragon on the Distribution Date, including the Subsidiaries set forth in Exhibit 21 to the Form 10, and each Person that becomes a Subsidiary of Paragon after the Distribution Date. For purposes of Section 6.12, Paragon Group shall include directors and officers of the Paragon Group.

“Paragon Indemnitees” has the meaning set forth in Section 3.4.

“Paragon Liabilities” shall mean any Liability that falls within one or more of the following clauses:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement to be delegated or allocated to, or assumed by, Paragon or any member of the Paragon Group, and all agreements, obligations and Liabilities of any member of the Paragon Group under this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities (other than Taxes to the extent covered by the Tax Sharing Agreement or the Brazil Transition Services Agreement) to the extent relating to, arising out of or resulting from:

(A) the operation of the Paragon Business, as conducted at any time prior to, on or after the Distribution Date;

(B) the operation of any business conducted at any time after the Distribution Date by any member of the Paragon Group;

(C) the Paragon Assets, at any time prior to, on or after the Distribution Date; or

(D) any assets owned by Paragon or any other member of the Paragon Group on or after the Distribution Date;

(iii) all Liabilities reflected on the Paragon Pro Forma Balance Sheet;

(iv) other Liabilities that are incurred or accrued by Noble, Paragon or any of their respective Subsidiaries after the date of the Paragon Pro Forma Balance Sheet and that remain outstanding as of the Distribution Date that are of a nature or type that would have resulted in the Liabilities being reflected on a pro forma, as adjusted consolidated balance sheet of Paragon and its Subsidiaries as of the Distribution Date (were the balance sheet to be prepared as of that time) on a basis consistent with the determination of the Liabilities reflected on the Paragon Pro Forma Balance Sheet;

(v) the Paragon Debt Obligations; and

(vi) the specified Liabilities set forth on Schedule 1.1(m).

Notwithstanding anything else in this definition, (x) the specified categories of Liabilities in the jurisdictions set forth on Schedule 1.1(n) shall be defined as Paragon Liabilities solely in accordance with such Schedule, (y) the Paragon Liabilities shall not include the Paragon Excluded Liabilities and (z) any Liabilities reflected on the Paragon Pro Forma Balance Sheet under clause (iii) or any Liabilities which would have been reflected on a Paragon pro forma balance sheet under clause (iv), shall not be allocated to Paragon solely on account of such Liability being so reflected, if such Liability was or would have been reflected on such pro forma balance sheet as a result of an arithmetic allocation of Liabilities between Paragon and its Subsidiaries and Noble and its Subsidiaries under any method permitted by GAAP.

For the sake of clarity, Schedule 1.1(o) sets forth certain legal proceedings and identifies whether or not such legal proceedings and any Liabilities associated therewith are Paragon Liabilities, Noble Liabilities or shared Liabilities. For the avoidance of doubt: (A) the designation in this Agreement of any Liability as a Paragon Liability shall be binding on the Paragon Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, gross negligence, strict liability or other legal fault of any one or more members of the Noble Group; and (B) except as expressly set forth in this Agreement or an Ancillary Agreement, the designation in this Agreement of Liabilities as Paragon Liabilities or Noble Liabilities is only for purposes of allocating responsibility for such Liabilities as between the Parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any third parties.

“Paragon Marks” means trade names, registered and unregistered trademarks, service marks, domain names and e-mail addresses comprising or including the terms “Paragon,” “Paragon Offshore,” or any translations or derivatives thereof, or any terms of a confusingly similar nature, and any goodwill embodied in the foregoing.

“Paragon Ordinary Shares” means the Ordinary Shares, nominal value $0.01 per share, of Paragon.

“Paragon Pro Forma Balance Sheet” means the unaudited condensed pro forma consolidated balance sheet of Paragon and subsidiaries as of March 31, 2014 included in the Form 10.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Prior Transfer” means (i) a transfer prior to the date of this Agreement of any Paragon Asset from Parent or any of its Subsidiaries included in the Noble Group to Paragon or any other entity included in the Paragon Group, (ii) an assumption prior to the date of this Agreement by Paragon or any other entity included in the Paragon Group of any of the Paragon Liabilities from Parent or any of its Subsidiaries included in the Noble Group, (iii) a transfer prior to the date of this Agreement of any Noble Asset from Paragon or any other entity included in the Paragon

Group to Parent or any of its Subsidiaries included in the Noble Group, (iv) an assumption prior to the date of this Agreement by Parent or any of its Subsidiaries included in the Noble Group of any of the Noble Liabilities from Paragon or any other entity included in the Paragon Group or (v) any reorganization step or action undertaken prior to the date of this Agreement in connection with clauses (i) through (iv) above.

“Privilege” has the meaning set forth in Section 6.6(a).

“Privileged Information” has the meaning set forth in Section 6.6(a).

“Regardless of Cause” means whether or not any Losses are asserted to have arisen by virtue of tort (including negligence, whether sole, joint or concurrent or active or passive), breach of statutory duty, breach of contract (including breach of condition) or quasi-contract, strict liability, misrepresentation, breach of any Law or otherwise, on the part of the Party or other Person seeking indemnity (or exclusion or limitation of liability) and whether or not any Losses are asserted to have arisen by virtue of gross negligence on the part of the Party or other Person seeking indemnity or contribution (or exclusion or limitation of liability).

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” means (i) the transfer of the Paragon Assets that are contained in the Noble Group to the Paragon Group and the assumption by the Paragon Group of the Paragon Liabilities; (ii) the transfer of Noble Assets that are contained in the Paragon Group to Noble and its Subsidiaries and the assumption by Noble and its Subsidiaries of the Noble Liabilities and the Paragon Excluded Liabilities; and (iii) the settling of intercompany accounts (including by release or termination) between Noble or any other member of the Noble Group, on the one hand, and Paragon or any other member of the Paragon Group, on the other hand, as set forth in Section 3.2; all as more fully described in this Agreement and the Ancillary Agreements.

“Separation Notes” means those certain notes issued by a member of the Paragon Group in respect of the assets transferred by the Noble Group to the Paragon Group as part of the Separation.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated the date hereof between Noble and Paragon, which is an Ancillary Agreement for purposes of this Agreement.

“Tax Returns” has the meaning set forth in the Tax Sharing Agreement.

“Third Party Claim” has the meaning set forth in Section 3.7(a).

“Transition Services Agreement” means the Transition Services Agreement dated the date hereof between Noble and Paragon, which is an Ancillary Agreement for purposes of this Agreement.

1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c) reference to any gender includes the other gender and the neuter;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “shall” and “will” are used interchangeably and have the same meaning;

(f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h) all references to a specific time of day in this Agreement shall be based upon U.S. Central Standard Time or U.S. Central Daylight Savings Time, as applicable, on the date in question;

(i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j) reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(k) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(l) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(m) reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(n) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates on or after the Distribution Date and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(o) if there is any conflict between the provisions of the main body of this Agreement and the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(p) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof and that Ancillary Agreement) unless explicitly stated otherwise therein;

(q) the titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(r) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

SEPARATION AND RELATED TRANSACTIONS

2.1 Separation. Subject to the satisfaction or waiver (in accordance with the provisions of Section 4.3) of the conditions set forth in Section 4.3, each of Noble and Paragon will take, or cause to be taken, any actions, including the transfer of Assets and the assumption of Liabilities, necessary to effect the Separation on or before the Distribution Date. THE PARTIES AGREE THAT, AFTER THE COMPLETION OF THE SEPARATION, THE PARAGON GROUP WILL OWN ALL OF THE PARAGON ASSETS, AND THE NOBLE GROUP WILL OWN ALL OF THE NOBLE ASSETS. AS OF AND AFTER THE DISTRIBUTION TIME, THE PARAGON GROUP SHALL, AS BETWEEN THE PARAGON GROUP AND THE NOBLE GROUP, BE RESPONSIBLE FOR ALL PARAGON LIABILITIES, REGARDLESS OF WHEN OR WHERE SUCH PARAGON LIABILITIES AROSE OR ARISE, OR WHETHER THE FACTS ON WHICH THEY ARE BASED OCCURRED PRIOR TO OR SUBSEQUENT TO THE DATE HEREOF, REGARDLESS OF WHERE OR AGAINST WHOM SUCH PARAGON LIABILITIES ARE ASSERTED OR DETERMINED OR

WHETHER ASSERTED OR DETERMINED PRIOR TO, AT OR AFTER THE DATE HEREOF, AND REGARDLESS OF CAUSE. AS OF AND AFTER THE DISTRIBUTION TIME, THE NOBLE GROUP SHALL, AS BETWEEN THE NOBLE GROUP AND THE PARAGON GROUP, BE RESPONSIBLE FOR ALL NOBLE LIABILITIES, REGARDLESS OF WHEN OR WHERE SUCH NOBLE LIABILITIES AROSE OR ARISE, OR WHETHER THE FACTS ON WHICH THEY ARE BASED OCCURRED PRIOR TO OR SUBSEQUENT TO THE DATE HEREOF, REGARDLESS OF WHERE OR AGAINST WHOM SUCH NOBLE LIABILITIES ARE ASSERTED OR DETERMINED OR WHETHER ASSERTED OR DETERMINED PRIOR TO, AT OR AFTER THE DATE HEREOF, AND REGARDLESS OF CAUSE.

2.2 Intellectual Property

(a) Paragon, for itself and as representative of all other members of the Paragon Group, hereby assigns all right, title and interest, of itself and each member of the Paragon Group, in and to any Intellectual Property, including any and all Noble Marks, to Noble. Noble, for itself and as representative of all other members of the Noble Group, hereby assigns to Paragon all right, title and interest, held by Noble or any member of the Noble Group, in and to any and all Paragon Marks.

(b) Noble hereby grants to Paragon a perpetual, worldwide, non-exclusive, royalty free license to use the Licensed Intellectual Property for the purpose of enabling the Paragon Group to conduct the Paragon Business; provided, however, the foregoing license shall not extend to the Licensed Intellectual Property licensed by Noble or any member of the Noble Group from a third party if and to the extent the licensing of same to Paragon would constitute a breach of agreement with such third party or result in any expense to Noble or any member of the Noble Group.

(c) Paragon agrees and acknowledges that (i) as of the date of this Agreement, as between the Paragon Group and the Noble Group, all right, title and interest in and to any and all Noble Marks and, except as provided in Section 2.2(b), the Intellectual Property shall be the sole and exclusive property of the Noble Group and (ii) except as otherwise provided in Section 2.2(d) and except for the Licensed Intellectual Property, the Paragon Group shall cease and discontinue all use of the Intellectual Property Rights (including the Noble Marks) as of the Distribution Date.

(d) Paragon shall have a royalty-free, nonsublicensable right to use the Noble Marks in connection with the operation of the Paragon Business for a limited period of 180 days following the Distribution Date. After such 180-day period, Paragon shall discontinue all use of the Noble Marks, including any use on stationery or letterhead and any use on other Paragon Assets (including the rigs specified in clause (i) of the definition thereof and including, without limiting the generality of the foregoing, changing the names of those rigs and repainting those rigs to remove any Noble Marks and Noble color scheme) other than in respect of the Noble Marks using the name “Frontier” which Paragon may continue to use until the one-year anniversary of the Distribution Date. All of Paragon’s use of the Noble Marks shall inure to the benefit of Noble. Paragon agrees to use the Noble Marks in accordance with such quality standards as may be established by Noble and communicated to Paragon, it being understood that the products and services used in association with the Noble Marks immediately before the Distribution Date are of a quality that is acceptable to Noble and justifies the license granted herein and that Paragon shall maintain such quality while using the Noble Marks. Except as set forth in this Section 2.2(d), it is expressly agreed that Paragon is not obtaining any right, title or interest in the Noble Marks. Paragon will not contest the ownership, validity or enforceability of the Noble Marks, nor use or attempt to register any marks similar to the Noble Marks, and nothing in this Section 2.2(d) shall be construed to limit Noble’s ability to use the Noble Marks following the Distribution Date.

(e) The Parties agree that Noble may terminate the licenses contained in this Section 2.2 if Paragon or any of its sublicensees violate any provision of this Section 2.3, or, with respect to the Noble Marks, upon a Change of Control of Paragon. Upon termination or expiration of any of these licenses, Paragon shall, and shall cause its Subsidiaries and sublicensees to, immediately cease and desist all use of the Licensed Intellectual Property and the Noble Marks.

(f) Nothing contained in this Section 2.2 shall be construed as (i) a warranty or representation by the Noble Group as to the validity or scope of the Licensed Intellectual Property, the Paragon Marks or the Noble Marks; (ii) a warranty or representation that the Licensed Intellectual Property, the Paragon Marks and Noble Marks will not infringe the intellectual property rights of a third party; (iii) a warranty or representation that the Licensed Intellectual Property and Paragon Marks constitute all intellectual property the Paragon Group may need for the conduct of the Paragon Business; or (iv) an agreement to defend any member of the Paragon Group against actions or suits of any nature brought by any third parties regarding the Licensed Intellectual Property, the Paragon Marks or Noble Marks.

2.3 Instruments of Transfer and Assumption. Noble and Paragon agree that (a) transfers of Assets required to be transferred by this Agreement shall be effected by delivery by the transferring entity to the transferee of (i) with respect to those Assets that constitute shares of Capital Stock, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt, (ii) with respect to any real property interest or any improvements thereon, a general warranty deed with general warranty of limited application limiting recourse and remedies to title insurance and warranties by predecessors in title and (iii) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to Noble and Paragon, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (b) to the extent necessary, the assumption of the Liabilities contemplated pursuant to Section 2.1 shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to Noble and Paragon, as shall be necessary for the assumption by the transferee of such Liabilities. Noble and Paragon agree that, to the extent that the documents described in clause (a)(i), (ii) and (iii) and clause (b) of the immediately preceding sentence have not previously been delivered in connection with any Prior Transfers, the documents relating to such Prior Transfers shall be delivered by the appropriate Party or Subsidiary thereof. Each of the parties hereto also agrees to deliver to any other party hereto such other documents, instruments and writings as may be reasonably requested by such other parties hereto in connection with the transactions contemplated hereby or by Prior Transfers. Notwithstanding any other provisions of this Agreement to the contrary, (x) THE TRANSFERS AND ASSUMPTIONS REFERRED TO IN THIS ARTICLE II (INCLUDING PRIOR TRANSFERS) HAVE BEEN, OR WILL BE, MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE, INCLUDING (A) AS TO THE VALUE OR FREEDOM FROM ENCUMBRANCE OF ANY ASSETS, (B) AS TO ANY WARRANTY, INCLUDING ANY WARRANTY OF SEAWORTHINESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR (C) AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY ASSETS, and (y) the instruments of transfer or assumption referred to in this Section 2.3 shall not include any representations and warranties other than as specifically provided herein. Noble and Paragon hereby acknowledge and agree that ALL ASSETS TRANSFERRED PURSUANT TO THIS ARTICLE II AND ALL ASSETS INCLUDED IN ANY PRIOR TRANSFERS WILL BE, ARE OR WERE TRANSFERRED “AS IS, WHERE IS.” To the extent that the instruments of transfer and assumption with respect to any Prior Transfers are inconsistent with this Section 2.3, the Paragon Group and the Noble Group agree that the inconsistent provisions of such instruments are hereby amended and superseded by the provisions of this Section 2.3. To the extent reasonably requested by a member of either Group, each Party will, or will cause its Subsidiaries to, execute any documents necessary to evidence such amendment.

2.4 No Representations or Warranties. Except as expressly set forth in this Agreement or in an Ancillary Agreement, Paragon and Noble understand and agree that no member of the Noble Group is representing or warranting to Paragon or any member of the Paragon Group in any way as to the Paragon Business, the Paragon Assets or the Paragon Liabilities. Except as expressly set forth in this Agreement or in an Ancillary Agreement, Noble and Paragon understand and agree that no member of the Paragon Group is representing or warranting to Noble or any member of the Noble Group in any way as to the Noble Business, the Noble Assets or the Paragon Excluded Liabilities.

2.5 Agreements. On the date of this Agreement, Noble and Paragon shall execute and deliver (or shall cause their appropriate Affiliates to execute and deliver, as applicable) the agreements between them designated as follows:

(a) the Transition Services Agreement;

(b) the Employee Matters Agreement;

(c) the Tax Sharing Agreement;

(d) the Brazil Transition Services Agreement and associated Charter; and

such other written agreements, documents or instruments as the Parties may agree are necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement (collectively, the “Ancillary Agreements”).

2.6 Transfers Not Effected Prior to the Distribution Date.

(a) To the extent that any transfers contemplated by this Article II shall not have been consummated as of the Distribution Date, the Parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of Law cannot be transferred or assumed; provided that the Paragon Group and the Noble Group shall cooperate and use commercially reasonable efforts to obtain any necessary Consents for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II and shall, even in the absence of necessary Consents, transfer the equitable ownership of Assets or effect the equitable assumption of Liabilities when such a transfer or assumption is permitted. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated effective as of the Distribution Date, the Party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account of the Party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the Party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. Without limiting any other duty of a Party holding any Asset in trust for the use and benefit of the Party entitled thereto or retaining any Liability for the account of the other Party, such Party shall take all reasonable actions necessary to preserve the value of that Asset and to minimize the Liability. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith, without the payment of any additional consideration therefor (except in respect of any payments in respect of a Liability made by a Party retaining such Liability for the account of the other Party, which payments shall be promptly reimbursed by the Party assuming the Liability pursuant hereto). Subject to the foregoing, the Parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been acquired or Liability assumed pursuant to a Prior Transfer), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b) At any time after the Distribution Date, a beneficial owner may, in respect of any Asset that remains subject to an arrangement described in Section 2.6(a), (i) direct the Party acting as trustee to transfer the Asset to the beneficial owner, at the sole risk of such beneficial owner (who will thereafter indemnify the trustee/transferor and its Affiliates from all Losses arising as a result of such transfer), (ii) direct the Party acting as trustee to sell or liquidate the subject Asset for the account of, and at the sole risk and expense of, such beneficial owner, who shall be entitled to receive all of the net proceeds of such sale or liquidation (and who will thereafter indemnify the trustee/transferor and its Affiliates from all Losses arising as a result of such sale or liquidation) or (iii) continue the arrangement described in Section 2.6(a); provided, however, that any time after the second anniversary of the Distribution Date, the legal owner of such Asset may require that the beneficial owner of such Asset chose between the option in clause (i) or clause (ii), above.

(c) For the first six months after the Distribution Date, and thereafter as the Parties may agree is necessary, representatives of the Parties will meet once a month to identify Assets and Liabilities that were not transferred as of the Distribution Date. Upon such identification, the Parties will cooperate to transfer such Assets and Liabilities, including any such financial Assets and Liabilities, which shall be totaled and netted prior to settlement. The parties will cooperate to minimize the tax consequences of any transfer effected in accordance with this Section 2.6

2.7 Additional Transfers of Assets.

(a) Without limiting the generality of Section 2.1, for a period beginning on the Distribution Date and ending on the date one year following the Distribution Date, if Noble in its good faith judgment, after reasonable consultation with the General Counsel of Paragon, or other person designated by Paragon, identifies any Asset owned by a member of the Noble Group or a member of the Paragon Group, as applicable, that (i) during the twelve (12) month period prior to the date of this Agreement was used primarily in the Paragon Business and is then owned by a member of the Noble Group or (ii) during the twelve (12) month period prior to the date of this Agreement was used primarily in the Noble Business and is then owned by a member of the Paragon Group, and Noble determines that it is appropriate under the then existing circumstances that such a conveyance, assignment, transfer and delivery of such Asset should be effected, then Noble and Paragon shall cause any such Asset to be conveyed, assigned, transferred and delivered in accordance with Section 2.3 to the entity identified by Paragon or Noble, as the case may be, as the appropriate transferee with its Group.

(b) The Parties acknowledge and agree that any transfers pursuant to this Section 2.7 are to be made without payment of any additional consideration therefor.

(c) All conveyances, assignments, transfers and deliveries of Assets occurring after the Distribution Date pursuant to this Section 2.7 shall be governed by the terms of this Agreement. In furtherance of the foregoing, any Asset transferred pursuant to this Section 2.7 to a member of the Paragon Group shall be deemed a Paragon Asset, and any Asset transferred to a member of the Noble Group shall be deemed a Noble Asset. The Parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been acquired or Liability assumed pursuant to a Prior Transfer), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets transferred pursuant to this Section 2.7, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

2.8 Bank Accounts.

(a) To the extent not completed prior to the Distribution Date, Noble and Paragon each agrees to take, or cause the respective members of their respective Groups to take, after the Distribution Date, all actions necessary to (i) amend all Contracts governing each bank and brokerage account owned by Paragon or any other member of the Paragon Group so that such accounts, if then linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any bank or brokerage account owned by Noble or any other member of the Noble Group are de-linked from the Noble Group accounts and (ii) amend all Contracts governing each bank and brokerage account owned by Noble or any other member of the Noble Group so that such accounts, if then linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any bank or brokerage account owned by Paragon or any other member of the Paragon Group are de-linked from the Paragon Group accounts.

(b) It is intended that, following consummation of the actions contemplated by Section 2.8(a), Paragon and Noble will maintain separate bank accounts and separate cash management processes.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

3.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 3.1(c), effective as of the Distribution Date, Paragon does hereby, for itself and each other member of the Paragon Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Paragon Group (in each case, in their respective capacities as such), remise, release and forever discharge Noble, each member of the Noble Group and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the Noble Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Losses whatsoever to Paragon and each other member of the Paragon Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.

(b) Except as provided in Section 3.1(c), effective as of the Distribution Date, Noble does hereby, for itself and each other member of the Noble Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Noble Group (in each case, in their respective capacities as such), remise, release and forever discharge Paragon, each member of the Paragon Group, and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the Paragon Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Losses whatsoever to Noble and each other member of the Noble Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.

(c) Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Nothing contained in Section 3.1(a) or (b) shall release (A) any member of the Paragon Group from any Loss with respect to the Paragon Debt Obligations and (B) any Person from:

(i) any Loss, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Loss of any member of that Group under, this Agreement or any Ancillary Agreement;

(ii) any Loss that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iii) any Loss the release of which would result in the release of any Person other than an Indemnitee; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Indemnitee with respect to such Loss.

(d) Paragon shall not make, and shall not permit any member of the Paragon Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Parent or any member of the Noble Group, or any other Person released pursuant to Section 3.1(a), with respect to any Losses released pursuant to Section 3.1(a). Noble shall not make, and shall not permit any member of the Noble Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Paragon or any member of the Paragon Group, or any other Person released pursuant to Section 3.1(b), with respect to any Losses released pursuant to Section 3.1(b).

(e) It is the intent of each of Noble and Paragon by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Losses existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Paragon or any member of the Paragon Group, on the one hand, and Noble or any member of the Noble Group, on the other hand (including any Contract existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 3.1(c). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

3.2 Termination of Intercompany Agreements and Assumption of Intercompany Balances.

(a) Without limiting the generality of Section 3.1(e) and subject to the terms of Section 3.1, each of the Parties agrees that, except for (i) this Agreement and the Ancillary Agreements (including any amounts owed with respect to such agreements) and any Separation Notes or any agreement providing for the repayment of the Separation Notes by Paragon, (ii) any amounts owed by (other than amounts owed with respect to any agreement in clause (i)) any member of the Paragon Group to any member of the Noble Group immediately prior to the Distribution Date (the “Intercompany Payables”), and (iii) any amounts owed (other than amounts owed with respect to any agreement in clause (i)) by any member of the Noble Group to any member of the Paragon Group immediately prior to the Distribution Date (the “Intercompany Receivables”), all Intercompany Agreements and all other intercompany arrangements and course of dealings whether or not in writing and whether or not binding or in effect immediately prior to the Distribution Date shall terminate immediately prior to the Distribution Date unless the parties thereto otherwise agree in writing after the date of this Agreement.

3.3 Indemnification by Paragon. Subject to Sections 3.5 and 3.6, Paragon shall, and in the case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the Paragon Group to, indemnify, defend and hold harmless Noble, each member of the Noble Group and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the Noble Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Noble Indemnitees”) from and against any and all Losses of the Noble Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of Paragon or any other member of the Paragon Group or any other Person to pay, perform or otherwise promptly discharge any Paragon Liabilities in accordance with their respective terms, whether prior to, on or after the Distribution Date;

(b) the Paragon Business or any Paragon Asset or Paragon Liability;

(c) any breach by Paragon or any member of the Paragon Group of any provision of this Agreement or of any of the Ancillary Agreements, subject (in the case of each of the Ancillary Agreements) to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the Form 10 or any Distribution Information Statement (other than Information regarding Noble provided by Noble in writing to Paragon expressly for inclusion in the Form 10 or any Distribution Information Statement set forth on Schedule 3.3);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the date of this Agreement or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the date of this Agreement. For the avoidance of doubt, for purposes of clause (d) of the first sentence of this Section 3.3 and clause (d) of the first sentence of Section 3.4, the only information provided by Parent to Paragon expressly for inclusion in the Form 10 or the Distribution Information Statement is the information set forth on Schedule 3.3. As used in this Section 3.3, “Appropriate Member of the Paragon Group” means the member or members of the Paragon Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

3.4 Indemnification by Noble. Subject to Sections 3.5 and 3.6, Noble shall, and in case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the Noble Group to, indemnify, defend and hold harmless Paragon, each member of the Paragon Group and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the Paragon Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Paragon Indemnitees”) from and against any and all Losses of the Paragon Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of Noble or any other member of the Noble Group or any other Person to pay, perform or otherwise promptly discharge any Noble Liabilities in accordance with their respective terms, whether prior to, on or after the Distribution Date or the date hereof;

(b) the Noble Business or any Noble Asset or Noble Liability;

(c) the Paragon Excluded Liabilities;

(d) any breach by Noble or any member of the Noble Group of any provision of this Agreement or of any of the Ancillary Agreements, subject (in the case of each of the Ancillary Agreements) to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to Information regarding Noble provided by Noble to Paragon expressly for inclusion in the Form 10 or any Distribution Information Statement set forth on Schedule 3.3.

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the date of this Agreement or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the date of this Agreement. As used in this Section 3.4, “Appropriate Member of the Noble Group” means the member or members of the Noble Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

3.5 Indemnification Obligations Net of Insurance Proceeds.

(a) The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds covering the related Loss, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any proceeds of insurance policies to which the Indemnitee is directly or indirectly entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article III and otherwise determined to be due and owing by an Indemnifying Party; rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is directly or indirectly entitled with respect to any Indemnifiable Loss as a result of such assignment. Subject to Section 7.3, the Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that subject to Section 7.7 hereof, nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any Privilege or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use its commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

(b) An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions set forth in this Agreement) by virtue of the indemnification provisions hereof.

3.6 Indemnification Obligations Net of Taxes. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the indemnity payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority. For purposes of this Section 3.6, the value of any Tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (x) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (y) the highest statutory rate applicable under such laws. To the extent permitted by applicable Law, the Parties will treat the character of any indemnity payment in the same manner as if such payment were a capital contribution made by Noble to Paragon or as a distribution made by Paragon to Noble, as the case may be, immediately prior to the date recited above on which the Parties entered into the Agreement.

3.7 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Noble Group or the Paragon Group of any claims or of the commencement by any such Person of any Action (each such claim or Action, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.3 or 3.4, or any other Section of this Agreement, such Indemnitee shall promptly give such Indemnifying Party written notice thereof. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.7(a) shall not relieve the applicable Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.7(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. The failure to give such notice of election by the end of the 30-day period shall be deemed a rejection of the opportunity to assume responsibility. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim (or in the case where Noble, as the Indemnitee or on behalf of a member of the Noble Group as the Indemnitee, elects to defend a Third Party Claim pursuant to paragraph (c)(i) or (c)(ii), after notice from Noble to the Indemnifying Party), such non-defending party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the expense of such non-defending party.

(c) Notwithstanding anything to the contrary in Section 3.7(b), Noble, in its sole discretion, upon written notice delivered to Paragon at any point during the pendency of a Third Party Claim (which notice shall include Noble’s basis for electing to defend such Third Party Claim and whether or not Noble has specified, and continues to assert, any reservations or exceptions with respect to such Third Party Claim), may elect to defend or assume the defense of (and to settle or compromise or to reject any proposed settlement or compromise) any Third Party Claim (or series of related Third Party Claims):

(i) that relates in any way to the Paragon Business or the Paragon Liabilities if a member of the Noble Group is named a party thereto and if (x) Noble’s general counsel determines in good faith that the ability of a member of the Noble Group to conduct its business could be impaired in any significantly adverse manner as a result of any injunctive relief sought or (y) an adverse resolution of such Third Party Claim (or series of related Third Party Claims) presents in the good faith judgment of Noble’s General Counsel a reasonable risk of having a material adverse effect on the business, operations, financial condition, results of operations or prospects of the Noble Group, taken as a whole, in which case (A) Noble or one of its Subsidiaries shall pay all costs and expenses incurred in connection with the defense of such Third Party Claim if Noble or one of its Subsidiaries is the Indemnifying Party with respect to such Third Party Claim or (B) such costs and expenses shall be included in Noble’s or one of its Subsidiaries’ Losses if Paragon or one of its Subsidiaries is the Indemnifying Party with respect to such Third Party Claim; or

(ii) with respect to which both Parties, or a member of the Paragon Group and a member of the Noble Group, may be Indemnifying Parties, and to which paragraph (i) above does not apply and as to which, in the good faith judgment of the General Counsel of Noble the portion of the aggregate Liability that is the responsibility of the Noble Group (after taking into account indemnification obligations hereunder) equals or exceeds the portion of such Liability that is the responsibility of the Paragon Group.

Noble shall have the right to settle or compromise (or the right to approve or reject any proposed settlement or compromise) any Third Party Claim described above in clause (c)(i) or (ii) even if it does not elect to defend or assume the defense of such Third Party Claim. Regardless of whether Noble elects to defend or assume the defense of the Third Party Claim described in this

Section 3.7(c), (x) Paragon shall provide Noble with copies of all pleadings, briefs, correspondence and other documents related to the Third Party Claim, and shall provide Noble an opportunity to review, discuss, comment on and approve any such documents prepared by Paragon or its counsel prior to their submission, (y) Noble shall have the right to participate in any discussions regarding strategy or planning with respect to such Third Party Claim, and (z) Noble shall be entitled to approve the retention of any expert witnesses or consultants with respect to such Third Party Claim; provided, however, that subject to Section 6.7 hereof, nothing in this Section 3.7(c) shall be deemed to require Paragon to make available to Noble or its advisors any Privileged Information of Paragon unrelated to the dispute with the third party forming the basis of the applicable Third Party Claim or not otherwise reasonably necessary or advisable for the defense of such Third Party Claim.

(d) A Party’s defense of any Third Party Claim pursuant to Section 3.7(b) or (c) includes the right (after consultation with the other Party following at least five Business Days’ written notice thereof) to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle or consent to the entry of judgment or determination of liability concerning any Third Party Claim without prior written approval by the Indemnitee (which may not be unreasonably withheld, conditioned or delayed) if the terms or conditions of such compromise, settlement or consent would, in the reasonable judgment of the Indemnitee, have a material adverse financial impact or a material adverse effect upon the ongoing operations of the Indemnitee. Notwithstanding any other provision of this Section 3.7, unless otherwise agreed to by the Parties in writing (which agreement may not be unreasonably withheld, conditioned or delayed), neither Party shall enter into any compromise or settlement or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the third party of a release of both the Indemnitee and the Indemnifying Party from all further liability concerning such Third Party Claim.

(e) If the Party having the right to elect to defend a particular Third Party Claim pursuant to Section 3.7(b) or (c) elects, or is deemed to have elected, not to defend a particular Third Party Claim, the other Party may defend such Third Party Claim without any prejudice to its rights to indemnification from the Indemnifying Party pursuant to this Article III. In such case, (i) such other Party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third Party Claim as provided for and subject to the conditions in Section 3.7(c) and (d) and (ii) the amount of such compromise, settlement or judgment shall be determinative of the amount of the Loss (but such compromise, settlement or judgment shall not necessarily be determinative of which party hereunder is entitled to indemnification).

(f) The Indemnifying Party shall bear all costs and expenses of defending any Third Party Claim; provided, however, that (A) if Noble elects to defend any Third Party Claim or series of related Third Party Claims pursuant to the last sentence of Section 3.7(b) and Noble is not an Indemnifying Party with respect thereto, Paragon shall reimburse Noble promptly upon demand by Noble for all out-of-pocket costs and expenses reasonably incurred in connection with Noble’s defense of such Third Party Claim and (B) if both Parties may be Indemnifying Parties with respect to such Third Party Claim, the non-defending Party shall reimburse the defending Party promptly upon demand by the defending party for the non-defending Party’s proportionate share, allocated based on each Party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defending Party’s defense of such Third Party Claim.

(g) The non-defending Party shall make available to the defending Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the defending Party with respect to such defense; provided, however, that subject to Section 3.7(c) and Section 6.7 hereof, nothing in this Section 3.7(g) shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any Privilege with respect to a third party even if Paragon and Noble cooperated to protect such Privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use its commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

(h) Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the Parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, all amounts required to be paid by the Indemnifying Party pursuant to this Article III with respect to such claim as determined by such final judgment, determination, settlement or compromise.

(i) Notwithstanding the foregoing, for any legal proceeding which has been allocated as a “shared” Liability on Schedule 1.1(o), the Parties shall cooperate to identify which Party shall assume responsibility for the defense of such claim and subparagraphs (a) and (b) of this Section 3.7 shall not apply to such claim.

3.8 Additional Matters.

(a) Any claim for indemnification hereunder on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Any such notice shall describe the claim in reasonable detail. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee in respect of any rights, defenses or claims of such Indemnitee relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party as may reasonably be required in connection with the prosecution of any subrogated right, defense or claim, and its reasonable out-of-pocket costs and expenses in connection therewith shall be reimbursed by the Indemnifying Party.

(c) In the event of an Action involving a Third Party Claim in which the Indemnitee is a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to cause the Indemnitee not to remain a named defendant, if reasonably practicable.

(d) Except as expressly provided herein, the indemnity obligations under this Article III shall apply notwithstanding any investigation made by or on behalf of any Indemnitee and shall apply without regard to whether the Loss for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

(e) THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION AND CONTRIBUTION OBLIGATIONS HEREUNDER AND IN THE ANCILLARY AGREEMENTS ARE INTENDED TO APPLY REGARDLESS OF CAUSE AND MAY INCLUDE RELEASE FROM LIABILITIES, INDEMNIFICATION AND CONTRIBUTION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, AND IN WHOLE OR IN PART, AN INDEMNITEE’S OWN NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT.

(f) The provisions of Sections 3.2 through 3.8 shall not apply to Taxes (which are governed by the Tax Sharing Agreement), to employee benefits matters expressly provided for under the Employee Matters Agreement (which are governed by the Employee Matters Agreement) or to services provided under the Transition Services Agreement or the Brazil Transition Services Agreement (which are governed, respectively, by the Transition Services Agreement and the Brazil Transition Services Agreement.

3.9 Contribution. If the indemnification provided for in this Article III is unavailable to an Indemnitee in respect of any Losses for which indemnification is provided for herein, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss, in such proportion as is appropriate to reflect the relative fault of Paragon and each other member of the Paragon Group, on the one hand, and Noble and each other member of the Noble Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. For purposes of this Section 3.9, with respect to any Loss relating to matters covered by Section 3.3(d) or Section 3.4(e) or otherwise relating to misstatements or omissions under securities or antifraud laws, the relative fault of a member of the Paragon Group, on the one hand, and of a member of the Noble Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact (i) relates to a member of the Paragon Group or a member of the Noble Group and (ii) relates to information that was supplied by a member of the Paragon Group or a member of the Noble Group.

3.10 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

3.11 Survival of Indemnities. The rights and obligations of each of Noble and Paragon and their respective Indemnitees under this Article III shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

3.12 Indemnification of Directors and Officers. For purpose of Sections 3.3 through 3.11, inclusive, and notwithstanding anything to the contrary contained in this Agreement, Persons who serve as officers or directors of both Paragon and Noble shall be deemed both Paragon Indemnitees and Noble Indemnitees.

3.13 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE NOBLE GROUP OR THE PARAGON GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE NOBLE GROUP OR THE PARAGON GROUP UNDER, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, REMOTE OR SPECULATIVE DAMAGES, INCLUDING LOST PROFITS OR REVENUE, HOWEVER CAUSED AND REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS ARTICLE III OR ANY ANCILLARY AGREEMENT.

ARTICLE IV

THE DISTRIBUTION

4.1 Delivery to Distribution Agent. Subject to Section 4.3, on or prior to the Distribution Date, Noble will deliver to Computershare Trust Company, N.A., as distribution agent (the “Distribution Agent”), for the benefit of holders of record of Noble Ordinary Shares at the close of business on the Record Date (the “Record Holders”) a stock certificate representing (or authorize the related book-entry transfer of) all outstanding shares of Paragon Ordinary Shares and will order the Distribution Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2.

4.2 Mechanics of the Distribution.

(a) On the Distribution Date, Noble will direct the Distribution Agent to distribute, at the Distribution Time, to each Record Holder one Paragon Ordinary Share for each three Noble Ordinary Shares held by such Record Holder; except that the Distribution Agent will not issue any fractional shares of Paragon Ordinary Shares and will distribute cash in lieu of fractional shares as provided in Section 4.2(b). All of the shares of Paragon Ordinary Shares so issued will be validly issued, fully paid and non-assessable. The Distribution will be effective as of the Distribution Time.

(b) Noble will direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Paragon Ordinary Shares allocable to each Record Holder entitled to receive Paragon Ordinary Shares in the Distribution and to promptly aggregate all the fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise, at the then-prevailing trading prices, and to cause to be distributed to each Record Holder, in lieu of any fractional share, each Record Holder’s ratable share of the proceeds of the sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale.

(c) Any Paragon Ordinary Shares or cash in lieu of fractional shares with respect to Paragon Ordinary Shares that remains unclaimed by any Record Holder on the first anniversary of the Distribution Date will be delivered to Paragon. Paragon will hold the Paragon Ordinary Shares or cash for the account of the Record Holder and any Record Holder will look only to Paragon for the Paragon Ordinary Shares or cash, if any, in lieu of fractional shares, subject in each case to applicable escheat or other abandoned property Laws.

(d) Noble shall mail or cause to be mailed to the Record Holders, on or prior to the Distribution Date, the Distribution Information Statement.

4.3 Conditions Precedent to Consummation of the Distribution. The Parties shall use their commercially reasonable efforts to satisfy the conditions listed below for the consummation of the Distribution as soon as practicable. The obligations of the Parties to use their commercially reasonable efforts to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Noble, of the following conditions:

(a) The consummation of the Separation shall have been completed.

(b) The Form 10 shall have been filed with and declared effective by the Commission, and there shall be no stop order in effect with respect thereto.

(c) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

(d) The Paragon Ordinary Shares to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance.

(e) The Paragon Ordinary Shares shall have been accepted for inclusion for Depository Trust Company’s depository and book-entry transfer services.

(f) Noble shall be satisfied, in its sole discretion, that to Noble’s actual knowledge (with no duty to investigate), (i) all other conditions to permit the Distribution to qualify as a tax-free distribution to Parent’s shareholders shall, to the extent applicable as of the time of the Distribution, be satisfied, and (ii) there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

(g) Paragon shall have been re-registered as a public limited company.

(h) Any material Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(i) No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect preventing, or materially limiting the benefits of, the Separation or the Distribution.

(j) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Distribution in order to assure the successful completion of the Distribution shall have been taken.

(k) This Agreement and all Ancillary Agreements shall have been executed and delivered by each of the parties thereto, shall not have been terminated, shall not violate, conflict with or result in a breach (with or without the passage of time) of any Law or any material agreements of Noble or any of its Subsidiaries, and Paragon shall not be in material breach of this Agreement or any Ancillary Agreement.

(l) The Board of Directors of Parent shall have approved the Distribution.

Each of the conditions set forth in this Section 4.3 is for the benefit of Noble, and Noble may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by Noble concerning the satisfaction or waiver of any or all of the conditions in this Section 4.3 will be conclusive and binding on the Parties.

ARTICLE V

ARBITRATION; DISPUTE RESOLUTION

5.1 Agreement to Arbitrate. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article V shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to, this Agreement or any Ancillary Agreement, any alleged breach hereof or thereof, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), the construction, interpretation, enforcement or validity hereof or thereof (a “Dispute”). Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article V shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except (i) as expressly provided in Section 5.7(b), (ii) to the extent provided for under the Federal Arbitration Act and (iii) as required by applicable Law. Each Party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any Dispute to which this Section 5.1 applies. As used in the following provisions of this Article V, any reference to “party” or “parties” shall mean and refer to a party or parties involved in a Dispute.

5.2 Escalation.

(a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a Dispute shall deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or if one does not exist, the President or Chief Executive Officer, of each party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within 30 days of the delivery of the Escalation Notice.

(b) The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Costs of the mediation shall be borne equally by the parties involved in the Dispute, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 5.3.

5.3 Demand for Arbitration. Any Dispute that has not been resolved within 45 days after the delivery of an Escalation Notice shall be resolved by final and binding arbitration pursuant to the then current Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”), except as modified by the provisions of this Article V. At any time 45 days after the delivery of an Escalation Notice, any party involved in the related Dispute (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such Dispute (an “Arbitration Demand Notice”). In the event that any party shall deliver an Arbitration Demand Notice to the other party, such other party may itself deliver an Arbitration Demand Notice to such first party. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 5.2, precludes a demand for arbitration under this Section 5.3. In the event that any party delivers an Arbitration Demand Notice with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.

5.4 Arbitrators.

(a) The Party delivering the Arbitration Demand Notice shall notify the AAA and the other Party in writing describing in reasonable detail the nature of the dispute. Within 20 days of the date of the Arbitration Demand Notice, each party to the dispute shall select one neutral AAA arbitrator to serve on the panel and provide written notice of that selection to the other Party. Neutral shall mean impartial and independent under Rule 18 of the AAA Rules. The party-selected arbitrators shall select the third arbitrator who shall be neutral, experienced in complex commercial arbitration, and the chair of the panel. If the party-selected arbitrators are unable to agree upon the selection of the third arbitrator, then the third arbitrator shall be selected by the AAA within 45 days of the date of the Arbitration Demand Notice. In the event an arbitrator is unable to serve, his replacement will be selected in the same manner as the arbitrator to be replaced. The parties may engage in ex parte communications with their party-selected arbitrator to the extent necessary to facilitate the selection of that arbitrator. In addition, the parties may engage in ex parte communications with their party-selected arbitrator relating to the selection of the third arbitrator. All other ex parte communications between the parties and any member of the arbitration panel are prohibited. A vote of two of the three arbitrators shall be required for any decision under this Article V.

(b) The arbitrators will set a time for the hearing of the matter, which will commence no later than 180 days after the date of appointment of the third arbitrator and which hearing will be no longer than 15 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 30 days). The arbitrators shall use their best efforts to reach a final decision and render the same in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. Failure of the arbitrators to do so, however, shall not be a basis for challenging the decision.

(c) The place of any arbitration hereunder will be Houston, Texas and the language of any arbitration hereunder will be in English, unless otherwise agreed by the parties. Unless otherwise agreed by the parties, the arbitration hearing will be conducted on consecutive weekdays.

5.5 Hearings. Within the time period specified in Section 5.4(b), the matter shall be presented to the arbitrators at a hearing, which may include live cross-examination or direct examination, and through post-hearing briefs, if deemed helpful by the Arbitrators or both the parties. If the arbitrators deem it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but it is not generally contemplated to be necessary. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the Dispute (including appropriate consideration of summary judgment style disposition). The arbitrators may, in their discretion, set time and other limits on the presentation of each party’s case, any memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum, subject to any maximum amount permitted by applicable Law. To the extent that the provisions of this Agreement and the AAA Rules conflict, the provisions of this Agreement shall govern.

5.6 Discovery and Certain Other Matters.

(a) Any party involved in a Dispute subject to this Article V may request limited document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (which right to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section 5.5 to be adjourned except upon consent of all parties involved in the applicable Dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of the parties involved in the applicable Dispute or upon determination by the arbitrators that depositions are essential to a fair resolution of the Dispute. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrators for resolution. All discovery requests will be subject to the parties’ rights to claim any applicable privilege. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by applicable Law). Subject to the foregoing, the arbitrators shall have the power to issue subpoenas to compel the production of documents and the appearance of witnesses relevant to the Dispute.

(b) The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief). It is the intention of the parties that in rendering a decision the arbitrators give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable Law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).

(c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the Dispute upon evidence produced by the appearing party.

(d) Without limiting the generality of Section 6.7, each party shall bear its own expenses in connection with any arbitration under this Article V, including attorney fees and the costs of witnesses selected by such party; provided, that the parties shall share equally the fees and expenses of the arbitrators.

5.7 Certain Additional Matters.

(a) Any arbitration award shall be an award with a holding in favor of or against a party and shall include findings as to facts, issues or conclusions of Law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(b) Regardless of whether an Escalation Notice has been delivered, at any time prior to the time at which the arbitrator panel has been appointed pursuant to Section 5.4, any party may seek one or more temporary restraining orders or other injunctive relief in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order or other injunctive relief shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrators may dissolve, continue or modify any such order. Any such temporary restraining order or other injunctive relief shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrators.

(c) Except as required by applicable Law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of discussions, negotiations, mediation or arbitration in confidence under this Article in accordance with the provisions of Section 6.10 and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

5.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V.

5.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article V, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Federal Arbitration Act and other applicable U.S. federal Law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 7.2.

ARTICLE VI

COVENANTS AND OTHER MATTERS

6.1 Other Agreements. In addition to the specific agreements, documents and instruments annexed to this Agreement, Noble and Paragon agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be reasonably requested by any Party and necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

6.2 Further Instruments. Subject to Section 2.4, at the request of either Paragon or Noble and without payment of any further consideration, the other Party will execute and deliver, and will cause the members of their applicable Groups to execute and deliver, to the requesting Party and members of the applicable Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take such other actions as the requesting Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting Party and its applicable Group and confirm the requesting Party’s and its applicable Group’s title to all of the Assets contemplated to be transferred to the requesting Party and its applicable Group pursuant to this Agreement, the Ancillary Agreements, any documents referred to therein and any Prior Transfers, to put the requesting Party and its applicable Group in actual possession and operating control thereof and to permit the requesting Party and its applicable Group to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained), free and clear of any security interest, if and to the extent it is practicable to do so. At the request of either Paragon or Noble and without payment of any further consideration, the other Party will execute and deliver, and will cause the members of its applicable Group to execute and deliver, to the requesting Party and its applicable Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting Party may reasonably deem necessary or desirable in order to have the other Party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by such Party under this Agreement, any Ancillary Agreement, any document in connection herewith or the Prior Transfers and to relieve the Paragon Group or the Noble Group, as applicable, of any Liability or obligation with respect thereto and evidence the same to third parties. Neither Noble nor Paragon (or their respective Groups) shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each Party, at the request of any other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby or by the Prior Transfers.

6.3 Provision of Corporate Records.

As soon as practicable after the Distribution Date, subject to the provisions of this Section 6.3, and subject to the provisions of the Transition Services Agreement, Noble shall use commercially reasonable efforts to deliver or make available for Paragon to take possession of or cause to be delivered to Paragon all Paragon Books and Records in the possession of Noble or any of its Subsidiaries, and Paragon shall use all commercially reasonable efforts to deliver or make available for Noble to take possession of or cause to be delivered to Noble all Noble Books and Records in the possession of Paragon or any of its Subsidiaries. All such book and records delivered or made available under this Section 6.3 shall be in the form and media existing on the Distribution Date. The foregoing shall be limited by, and subject to, the following:

(a) For purposes of this Section 6.3, “commercially reasonable efforts” shall require only deliveries of specific and discrete books and records or a reasonably limited class of items requested by the other Party that can be subdivided without unreasonable effort or cost into two portions, one of which constitutes a Paragon Book and Record and the other of which constitutes a Noble Book and Record. To the extent any book or record cannot be so separated without unreasonable effort or cost, (i) there shall be no delivery requirement under this Section 6.3 (although Paragon may request access to such book or record in accordance with Section 6.4), (ii) Noble shall retain such book and record and (iii) Paragon may request that any Paragon Book and Record be copied if Paragon reimburses Noble for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such books and records, including the costs of having a third party perform such creating, gathering and copying.

(b) Each Party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 6.10 information contained in such books and records.

(c) Each Party may in good faith refuse to furnish any Information if it believes in good faith that doing so could result in a waiver of any Privilege with respect to a third party even if Paragon and Noble cooperated to protect such Privilege as contemplated by this Agreement.

(d) Neither Party shall be required to deliver or make available to the other books and records or portions thereof which are subject to any applicable Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by one Party, the other Party shall use its commercially reasonable efforts to seek a waiver of or other relief from any such confidentiality restriction.

(e) To the extent any Noble Books and Records or Paragon Books and Records are subject to restrictions or limitations set forth the Employee Matters Agreement or the Tax Sharing Agreement, such restrictions and limitations shall apply to such Noble Books and Records or Paragon Books and Records, notwithstanding any provisions of this Agreement.

6.4 Agreement for Exchange of Information. Subject to any limitations or restrictions pursuant to any applicable Law, from and after the Distribution Date for a period of ten years, each of Noble and Paragon agrees to provide or make available, or cause to be provided or make available, to each other as soon as reasonably practicable after written request therefor (except as otherwise provided in this Agreement or in any Ancillary Agreement, at the sole cost and expense of the requesting party), any Information in the possession or under the control of such Party or a member of its applicable Group that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements, requests or Laws imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any pending or threatened judicial, regulatory, arbitration, mediation or other proceeding or investigation or in order to satisfy audit requirements (whether in connection with audits conducted by independent accounting firms, internal audits, or audits conducted by third parties entitled to do so by Contract, including customers and vendors), or in connection with accounting, claims, insurance, regulatory, litigation or other similar requirements, except in the case of a Dispute subject to Article V (which shall be governed by such discovery rules as may be applicable under Article V), or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision (or making available) of Information is reasonably likely to be commercially detrimental, violate any Law or Contract, or waive any Privilege with respect to a third party, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(a) After the Distribution Date, (i) each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, accounting, audit and other obligations, and (ii) each Party shall as soon as reasonably practicable, provide, or cause to be provided, to the other Party and its Subsidiaries (in such form as the providing Party retains such Information for its own use), all financial and other data and Information in such Party’s possession or control as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority. The Party requesting Information agrees to reimburse the Party providing Information for the reasonable out-of-pocket and internal allocated costs, if any, of creating, gathering and copying such Information (other than information provided pursuant to Section 6.5), including the costs of having a third party perform such creating, gathering and copying.

(b) Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 6.4 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(c) To facilitate the possible exchange of Information pursuant to this Section 6.4 and other provisions of this Agreement after the Distribution Date, except as otherwise provided in any Ancillary Agreement, each Party agrees to use its commercially reasonable efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with its policies as in effect on the Distribution Date (which, for Paragon and its Subsidiaries, shall be deemed to be Noble’s policies). Except as set forth in the Tax Sharing Agreement, in the event that Paragon amends its retention policy within three (3) years after the Distribution Date, Paragon must give thirty days’ prior written notice of such change in the policy to Noble. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Distribution Date (other than Information that is permitted to be destroyed under the current record retention policy described above) prior to the tenth anniversary of the date of this Agreement without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction.

(d) Except as otherwise provided for herein or in any Ancillary Agreement, neither Party shall have any liability to the other Party or any member of its respective Group or other Affiliates in the event that any Information exchanged or provided pursuant to this Section 6.4 is found to be inaccurate or incomplete (including by misstatement or omission), in the absence of willful misconduct or fraud by the Party providing such Information; provided, that Paragon shall be strictly liable for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in Information supplied to Noble in connection with its filings under the Securities Act, the Exchange Act or other applicable securities Laws, the preparation of its financial statements or the preparation of any other public disclosures (as well as for the failure to provide such Information). Except as provided in the foregoing sentence, no Party shall have any liability to any other Party if any Information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4(c).

(e) The rights and obligations granted under this Section 6.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement and to such procedures for the handling of Information as a Party may reasonably impose to meet legal requirements under data privacy or similar laws.

(f) Each Party hereto shall, except in the case of a dispute subject to Article V brought by one Party against the other Party (which shall be governed by such discovery rules as may be applicable under Article V or otherwise), use its commercially reasonable efforts to make available to each other Party, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of such Party for fact finding, consultation and interviews and as witnesses to the extent such Persons may reasonably be required in connection with any Actions (other than Actions in which both Noble or any of its Subsidiaries, on the one hand, and Paragon or any of its Subsidiaries, on the other hand, as the case may be, are Parties and may be adverse to one another in such Action) in which the requesting Party may from time to time be involved relating to the conduct of the Paragon Business or the Noble Business and (ii) any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any judicial proceeding or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such judicial proceeding or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

6.5 Additional Financial Disclosure. Paragon will provide financial information to Noble so long as Noble or any other member of the Noble Group is required to include the results of operations and financial position of Paragon as part of such party’s financial statements filed with the Commission or filed with any statutory jurisdiction (determined in accordance with GAAP and/or IFRS, as applicable and consistent with Commission or statutory jurisdiction reporting requirements). Schedule 6.5 sets forth the particular items of information to be provided by Paragon in accordance with this Section 6.5 in respect of such periods.

6.6 Preservation of Legal Privileges.

(a) Noble and Paragon recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). Each Party recognizes that it shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both Parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other Party’s interest. Noble and Paragon agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privileges belonging to either Party with respect to the Paragon Business or the Noble Business shall be governed by the provisions of this Section 6.6. With respect to matters relating to the Noble Business, Noble shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Paragon shall take no action (or permit any of the members of its Group to take action) without the prior written consent of Noble that could result in any waiver of any Privilege that could be asserted by any member of the Noble Group under applicable Law and this Agreement. With respect to matters relating to the Paragon Business, Paragon shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Noble shall take no action (or permit any of the members of its Group to take action) without the prior written consent of Paragon that could result in any waiver of any Privilege that could be asserted by any member of the Paragon Group under applicable Law and this Agreement. The rights and obligations created by this Section 6.6 shall apply to all Information as to which Noble or Paragon or their respective Groups would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Separation (“Privileged Information”). Privileged Information of Noble includes (i) any and all Information existing prior to the Separation regarding the Noble Business but which after the Separation is in the possession of any member of the Paragon Group; (ii) all communications subject to a Privilege occurring prior to the Separation between counsel for any member of the Noble Group (including in-house counsel and former in-house counsel who are employees of any member of the Paragon Group) and any person who, at the time of the communication, was an employee of any member of the Noble Group, regardless of whether such employee is or becomes an employee of any member of the Paragon Group; and (iii) all Privileged Information generated, received or arising after the Distribution Date that refers or relates to Privileged Information generated, received or arising prior to the Distribution

Date. Privileged Information of Paragon includes (i) any and all Privileged Information existing prior to the Separation regarding the Paragon Business but which after the Separation is in the possession of any member of the Noble Group; (ii) all communications subject to a Privilege occurring prior to the Separation between counsel for any member of the Paragon Group (including in-house counsel and former in-house counsel who are employees of any member of the Noble Group) and any person who, at the time of the communication, was an employee of any member of the Paragon Group, regardless of whether such employee is or becomes an employee of any member of the Noble Group; and (iii) all Privileged Information generated, received or arising after the Distribution Date that refers or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by Noble or Paragon, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Noble or Paragon, as the case may be, obtains knowledge that any current or former employee of Noble or Paragon, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Noble or Paragon, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.6 or otherwise to prevent the production or disclosure of Privileged Information. Noble or Paragon, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 6.6 unless (A) the other has provided its express written consent to such production or disclosure, or (B) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable Privilege, doctrine or rule.

(c) Noble’s transfer of Paragon Books and Records and other Information to Paragon, Noble’s agreement to permit Paragon to obtain Information existing prior to the Separation, Paragon’s transfer of Noble Books and Records and other Information and Paragon’s agreement to permit Noble to obtain Information existing prior to the Separation are made in reliance on Noble’s and Paragon’s respective agreements, as set forth in Section 6.10 and this Section 6.6, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Noble or Paragon, as the case may be. The access to Information being granted pursuant to Section 6.3 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.4(f) hereof and the disclosure to Paragon and Noble of Privileged Information relating to the Paragon Business or the Noble Business pursuant to this Agreement in connection with the Separation shall not be asserted by Noble or Paragon to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.6 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Noble and Paragon in, or the obligations imposed upon Noble and Paragon by, this Section 6.6.

6.7 Payment of Expenses. Paragon shall pay all underwriting fees, discounts, including original issuance discounts, and commissions and any transfer Taxes and any other out-of-pocket costs and expenses costs incurred in connection with the Debt Financings. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the Parties relating to the Separation and the Distribution, all other out-of-pocket costs and expenses of the Parties in connection with the preparation of this Agreement and the Ancillary Agreements, the Separation and the Distribution shall be paid by Noble. Except as may otherwise be expressly set forth herein or in an Ancillary Agreement, the Paragon Group and the Noble Group shall perform their respective obligations under this Agreement and the Ancillary Agreements at their own respective cost and expense.

6.8 Surety Instruments. On or after the Distribution Date, if any letters of credit, customs bonds, financial or surety bonds issued by third parties or other similar financial instruments issued by third Parties (collectively, “Surety Instruments”) for the account of Noble or any other member of the Noble Group issued on behalf of or for the benefit of the Paragon Business remain outstanding, or any Surety Instruments for the account of Paragon or any other member of the Paragon Group issued on behalf of or for the benefit of the Noble Business remain outstanding, the party benefiting from the Surety Instruments shall, and shall cause its Subsidiaries to, use their respective best efforts to replace such Surety Instruments as promptly as practicable with Surety Instruments that are issued for its own account or the account of any of its Subsidiaries (or any combination thereof). Following the Distribution Date, (i) the party benefiting from such Surety Instruments shall indemnify and hold harmless the other party’s group for any Losses arising from or relating to such unreplaced Surety Instruments as set forth in Section 3.3 or 3.4, as applicable and (ii) the party benefiting from such Surety Instruments shall not, and shall not permit any members of its Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third Party, any loan, lease, contract or other obligation in connection with which Noble or any other member of the Noble Group has issued, or caused to be issued, any Surety Instruments which remain outstanding. The Parties agree that neither party nor any members of their respective Groups will have any obligation to renew any Surety Instruments issued on behalf of a member of the other party’s group after the expiration of any such Surety Instruments, provided that nothing in this Section 6.8 shall prevent a party from renewing any Surety Instrument.

6.9 Guarantee Obligations.

(a) Noble and Paragon shall cooperate and Paragon shall use its best efforts to terminate, or to cause Paragon, one of its Subsidiaries, or one of its Affiliates to be substituted in all respects for Noble and any other member of the Noble Group in respect of, all obligations of Noble or any other member of the Noble Group under any Contract (other than Surety Instruments governed by Section 6.8) in existence as of the Distribution Date pertaining to the Paragon Business for which Noble or any other member of the Noble Group is or may be liable as guarantor (“Noble Guarantees”). If such a termination or substitution is not effected by the Distribution Date, (i) Paragon shall indemnify and hold harmless the Noble Group for any Losses arising from or relating to Noble Guarantees, and (ii) neither Noble nor any other member of the Noble Group will have any obligation to renew any Noble Guarantees after the expiration of such Noble Guarantees. To the extent that Noble or any other member of the Noble Group have performance obligations under any Noble Guarantee, Paragon will use its best efforts to (i) perform such obligations on behalf of Noble and the other member of the Noble Group or (ii) otherwise take such action as requested by Noble so as to put Noble and the other member of the Noble Group in the same position as if Paragon, and not Noble and the other member of the Noble Group, had performed or were performing such obligations. If Paragon is unable to be substituted in all respects for any of the Noble Guarantees within 10 days after a Change of Control of Paragon, upon the request of Noble, Paragon will cause letters of credit to be issued to Noble (or, as applicable, the other member of the Noble Group that are directly or contingently liable with respect thereto) by one or more financial institutions reasonably acceptable to Noble to provide, in each case, Noble (or, as applicable, any member of the Noble Group) with prompt cash reimbursement, in full, in the event of any event giving rise to any payment obligation on the part of Noble or any other member of the Noble Group with respect to any such Noble Guarantee, for so long as such Noble Guarantees remain outstanding or in effect.

(b) To the extent covenants and agreements contained in any Contract (including any loan or credit agreement, indenture or other financing document) in effect on the date of this Agreement (or any successor agreement) to which any member of the Noble Group is a party require, or require such party to cause, any member of the Paragon Group to take or refrain from taking any action, or provides for a default or event of default or would result in the creation or maintenance of any Lien on any Noble Asset or Paragon Asset if any member of the Paragon Group takes or refrains from taking any action, such member of the Paragon Group shall at all times prior to the Distribution Date, take or refrain from taking any such action as would result in a breach or violation of, or a default, or the creation or maintenance of any such Lien, under such agreement.

6.10 Confidentiality.

(a) Noble and Paragon shall hold and shall cause the members of the Noble Group and the Paragon Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Noble or Paragon, as the case may be, will be responsible or (ii) to the extent any member of the Noble Group or the Paragon Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Noble or Paragon, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 6.10, “Confidential Information” shall mean all proprietary, technical or operational information, data or material of one Party which, prior to or following the Distribution Date, has been disclosed by Noble or members of the Noble Group, on the one hand, or Paragon or members of the Paragon Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 6.4 hereof or any other provision of this Agreement (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of such Party (or, in the case of Noble, any other member of the Noble Group or, in the case of Paragon, any other member of the Paragon Group) or (b) later lawfully acquired from other sources by the Party (or, in the case of Noble, such member of the Noble Group or, in the case of Paragon, such member of the Paragon Group) to which it was furnished; provided, however, in the case of (b) that such sources did not provide such Information in breach of any confidentiality obligations).

(b) Notwithstanding anything to the contrary set forth herein, (i) Noble and the other members of the Noble Group, on the one hand, and Paragon and the other members of the Paragon Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Noble or any other member of the Noble Group, or Paragon or any other members of the Paragon Group, on the one hand, and any employee of Noble or any other member of the Noble Group, or Paragon or any other members of the Paragon Group, on the other hand, shall remain in full force and effect. Confidential Information of Noble or any other member of the Noble Group, on the one hand, or Paragon or any other member of the Paragon Group, on the other hand, in the possession of and used by the other as of the Distribution Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Noble Business or the Paragon Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.10(a).

6.11 Insurance.

(a) The Parties have agreed that as of the Distribution Date (i) Paragon will obtain its own insurance policies for all periods on or after the Distribution Date and (ii) Noble will cause the D&O Policy to be converted into a 10-year “run-off” policy covering all the Parties’ directors and officers (including any persons who will become directors or officers on or after the Distribution Date) liability claims for wrongful acts committed or alleged to have been committed prior to the Distribution Date (the “Converted D&O Policy”) and that the fee for such conversion shall be borne equally by Noble and Paragon. The Parties intend by this Agreement that each member of the Paragon Group be successors-in-interest to all rights that such member of the Paragon Group may have as of the Distribution Date as a Subsidiary or Affiliate of Noble prior to the Distribution Date under any Insurance Policy or under the Converted D&O Policy in effect as of the date of this Agreement, including any rights such member of the Paragon Group may have as an insured or additional insured, Subsidiary or Affiliate, to avail itself of any such policy of insurance as in effect prior to the Distribution Date. At the request of Paragon, Noble shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that Noble shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

(b) The parties to this Agreement acknowledge that members of the Paragon Group shall be responsible for any deductibles and coinsurance for claims under the Insurance Policies and the Converted D&O Policy with respect to members of the Paragon Group, and members of the Noble Group shall be responsible for any deductibles and coinsurance for claims under the Insurance Policies and the Converted D&O Policy with respect to members of the Noble Group. The parties to this Agreement further acknowledge that any claims made under any Insurance Policies or the Converted D&O Policy after any applicable coverage limit is met shall be subject to the limitations on coverage specified in such policies, and members of the Paragon Group and members of the Noble Group shall not be restricted by this Agreement from making claims under such policies under which such members have coverage prior to any applicable coverage limit being met (for the sake of clarity, it being understood that claims shall not be restricted by this Agreement based on a pre-claim allocation of such limit between members of the Paragon Group and members of the Noble Group). Each party shall undertake to report all insurance claims promptly in accordance with the provisions of the applicable insurance policy.

(c) Each of the Parties acknowledges that members of the Paragon Group will cease to have coverage under the Insurance Policies and the D&O Policy in effect as of or after the Distribution Date other than the Converted D&O Policy and to the extent set forth in Section 6.11(a). Except to the extent set forth in Section 6.11(a), in no event shall Noble, any other member of the Noble Group or any Noble Indemnitee have any liability or obligation whatsoever to any member of the Paragon Group in the event that any Insurance Policy, D&O Policy, including the Converted D&O Policy or other contract or policy of insurance (1) shall be terminated or otherwise cease to be in effect for any reason, (2) shall be unavailable or inadequate to cover any Liability of any member of the Paragon Group for any reason whatsoever or (3) shall not be renewed or extended beyond the current expiration date.

(d) Noble will be responsible for the administration of claims under the Insurance Policies and the Converted D&O Policy with respect to members of the Noble Group and any Joint Claims. Paragon will be responsible for the administration of claims under the Insurance Policies and the Converted D&O Policy with respect to members of the Paragon Group. The Parties understand and agree that administration of claims includes the administration of risk management functions that are directly associated with such claims. Paragon will provide such information as is reasonably necessary in order to permit Noble to manage and conduct all insurance and Joint Claims matters in an orderly fashion. Paragon will provide Noble with any assistance that is reasonably necessary or beneficial in connection with such insurance and Joint Claims matters. Paragon will also provide Noble with information on a reasonably current basis regarding insurance and claims under the Insurance Policies and the Converted D&O Policy relating to members of the Paragon Group.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Noble Group in respect of any Insurance Policy, the Converted D&O Policy or any other contract or policy of insurance.

(f) Paragon does hereby, for itself and each other member of the Paragon Group, agree that no member of the Noble Group or any Noble Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Noble and its Affiliates as in effect at any time prior to the Distribution Date or at any time thereafter, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim, any action taken in connection with the administration of any claims or potential claim or otherwise, including any claim by any member of the Paragon Group as a successor-in-interest or otherwise.

(g) Each of the Parties agree that until the fifth anniversary of the Distribution Date they will maintain in effect without interruption insurance coverages, including Hull & Machinery, P&I and War and Political Risk coverages, for all general Liabilities, including D&O Liabilities, as are consistent with industry practice and adequate, in the opinion of senior management of the applicable Group, to protect the properties and business of the applicable Group.

6.12 Cooperation on Certain FCPA Matters.

(a) Cooperation. At all times during the term of this Agreement, Paragon, at Noble’s expense, shall use its best efforts to assist with (i) the Noble Group’s compliance with the SEC Consent entered into on November 4, 2010; (ii) the Noble Group’s cooperation with the SEC in connection with any FCPA investigation or claim, whether civil or criminal, whether against any member of the Noble Group or any other parties, relating to the FCPA matter in Nigeria and which was settled between Parent, the U.S. Department of Justice and the SEC on November 4, 2010 involving operations in Nigeria (the “FCPA Matter”), including but not limited to SEC v. Jackson & Ruehlen, Civil Action No. 4:12-cv-00563 (S.D. Tex); and (iii) the Noble Group’s investigation and defense of any prospective claim by any governmental authority or other litigant relating to the FCPA Matter. Paragon’s best efforts to assist the Noble Group contemplated by the preceding sentence shall include, in addition to all other obligations set forth in this Agreement or any Ancillary Agreement:

(i) Full cooperation with the SEC Consent dated November 4, 2010 by Paragon as if bound by it.

(ii) At the request of Noble, the voluntary and truthful disclosure to Noble or the SEC all information in the Paragon Group’s possession, custody or control (in any form or medium, including documents) respecting the activities of any member of the Noble Group or their current and former directors, officers, employees, agents, distributors and affiliates relating to the FCPA Matter about which Noble inquires.

(iii) At the written request of Noble, the voluntary production to Noble or the SEC of all documents, records or other tangible evidence in the Paragon Group’s possession, custody or control relating to the FCPA Matter. Without limiting the foregoing, Paragon will maintain and retain, or cause the maintenance and retention, all such documents, records and other tangible evidence related to the FCPA Matter. Paragon shall provide Noble access to all electronic mail, metadata, computer hard drives, computer tape or other electronic data necessary to answer a subpoena of the SEC.

(iv) At the request of Noble, the provision of access to copies of original documents and records relating to the FCPA Matter in the Paragon Group’s possession, custody or control and, using reasonable best efforts, in the custody or control of all current and former directors, officers, employees, agents, distributors, attorneys and affiliates of any member of the Noble Group.

(v) At the written request of Noble, using reasonable best efforts, (A) making available any of current and former directors, officers, employees, agents, distributors, attorneys and Affiliates of any member of the Noble Group who may have been involved in the FCPA Matter and whose cooperation is requested by Noble or the SEC; (B) recommending orally and in writing that any and all such persons cooperate fully (including by appearing for interviews with the SEC or for testimony) with (x) any investigation conducted by the SEC with respect to the FCPA Matter, or (y) any suit against individuals (including without limitation the cooperation of current or former directors, officers or employees of Paragon or any of its Subsidiaries who are not defendants in the prosecution) or entities; and (C) taking appropriate disciplinary action with respect to such of current and former directors, officers, employees, agents, distributors and Affiliates of Paragon or any of its Subsidiaries who do not cooperate, or who cease to cooperate, fully as contemplated herein.

(vi) At the written request of Noble, the provision of testimony and other information deemed necessary by Noble to identify or establish the original location, authenticity or other evidentiary foundation necessary to admit into evidence documents in any proceeding related to the FCPA Matter.

(vii) At the written request of Noble, using reasonable best efforts, the provision of access to the outside accounting and legal consultants of Paragon whose work includes or relates to the FCPA Matter, as well as the records, reports and documents of those outside consultants related to the FCPA Matter.

(b) Communication. Each of Noble and Paragon agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any documents or other information relating to the FCPA Matter in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any regulatory proceeding, judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to allow the other party to investigate, defend and/or settle any claim brought by any Governmental Authority or third party relating to the FCPA Matter, or (iv) to comply with its obligations under this Agreement; provided, however, that in the event that any party determines that any such provision of Information could violate any Law or agreement, or waive any attorney-client or work-product privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

6.13 Cooperation on Other Litigation Matters. Each Party shall, at the expense of the other Party, use its reasonable best efforts to assist with any litigation or arbitration that arises out of, or is affected by, events or actions occurring in the period prior to the Distribution. A Party’s best efforts contemplated by the preceding sentence shall include, in addition to all other obligations set forth in this Agreement or any Ancillary Agreement, (i) the production of information, documents, records or other tangible evidence in such Party’s possession or control as reasonably requested by the other Party, (ii) the maintenance and retention of all such documents, records and other tangible evidence related to such matters, and (iii) at such other Party’s request, using reasonable best efforts to make current and former directors, officers, employees, agents, distributors, attorneys and Affiliates of the applicable Group available for interviews, deposition, testimony and proceedings. The foregoing rights and obligations relating to pending litigations and arbitrations shall be without prejudice to either Party’s rights and obligations with respect to any other Third Party Claim.

6.14 Paragon Board Representation. Until the one-year anniversary of the Distribution Date, Noble shall be entitled to present to the Paragon Board or any nominating committee thereof one designee (the “Noble Designee”) for election to the Paragon Board. Paragon shall exercise all authority under applicable Law and shall use its best efforts to cause the Noble Designee to be elected to the Paragon Board effective as of the Distribution Date and to use its best efforts to cause the designee to be nominated as a Board member by the nominating committee of the Paragon Board. Paragon shall cause the Noble Designee for election to the Paragon Board to be included in the slate of designees recommended by the Paragon Board to holders of Paragon Ordinary Shares (including at any special meeting of shareholders held for the election of directors) and shall use its best efforts to cause the election of such Noble Designee, including soliciting proxies in favor of the election of such persons. In the event that the Noble Designee elected to the Paragon Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Paragon Board with a substitute Noble Designee. On the one-year anniversary of the Distribution Date, the Noble Designee shall resign from the Paragon Board.

6.15 Allocation of Corporate Opportunities.

(a) In the event that a director, officer or employee of any member of the Paragon Group who is also a director, officer or employee of any member of the Noble Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both a member of the Paragon Group and a member of the Noble Group, Noble and Paragon shall act, and shall cause such director, officer or employee to act, in a manner consistent with the following: a corporate opportunity offered to any person who is a director, officer or employee of any member of the Paragon Group, and who is also a director, officer or employee of any member of the Noble Group shall belong to the Noble Group, and the Paragon Group shall not pursue such opportunity, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director, officer or employee of any member of the Paragon Group, in which case such opportunity shall belong to the Paragon Group, and the Noble Group shall not pursue such opportunity.

(b) The Parties agree that any corporate opportunity that belongs to the Noble Group or to the Paragon Group pursuant to the foregoing policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party.

(c) The Parties agree that the allocation provisions of this Section 6.15 are a key component of the Separation, and shall follow, and shall cause their respective directors, officers and employees to follow, such allocations.

ARTICLE VII

MISCELLANEOUS

7.1 Entire Agreement. This Agreement, the Ancillary Agreements and the Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

7.2 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

7.3 Termination. This Agreement may be terminated at any time by mutual consent of Noble and Paragon. In the event of termination pursuant to this Section, no Party shall have any Liability of any kind to any other Party by reason of this Agreement or such termination.

7.4 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

7.5 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

7.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. This Agreement may not be assigned by any Party, except that Noble may assign any or all of its rights, interests and obligations hereunder to any Affiliate, as the case may be, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

7.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Groups and is not intended to confer upon any other Person except the Parties and their respective Groups any rights or remedies hereunder, and except for any Indemnitee under Article III.

7.8 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties; provided, that Noble may, in its sole discretion, amend this Agreement to conform the text of this Agreement to any provision contained in the Distribution Information Statement that purports to describe this Agreement.

7.11 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements to be executed and delivered on the date of this Agreement, and (d) this Agreement and such Ancillary Agreements are legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

7.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

7.13 Advisors. It is acknowledged and agreed by each of the parties hereto that Noble, on behalf of itself and the other members of the Noble Group, has retained each of the Persons identified on Schedule 7.13 to act as counsel in connection with this Agreement, the Ancillary Agreements, the Separation, the Distribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 7.13 have not acted as counsel for Paragon or any other member of the Paragon Group in connection with this Agreement, the Ancillary Agreements, the Separation, the Distribution and the other transactions contemplated hereby and thereby and that none of Paragon or any member of the Paragon Group has the status of a client of the Persons listed on Schedule 7.13 for conflict of interest or any other purposes as a result thereof. Paragon hereby agrees, on behalf of itself and each other member of the Paragon Group that, in the event that a dispute arises after the Distribution Date in connection with this Agreement, the Ancillary Agreements, the Separation, the Distribution and the other transactions contemplated hereby and thereby between Noble and Paragon or any of the members of their respective Groups, each of the Persons listed on Schedule 7.13 may represent any or all of the members of the Noble Group in such dispute even though the interests of the Noble Group may be directly adverse to those of the Paragon Group. Paragon further agrees, on behalf of itself and each other member of the Paragon Group that, with respect to this Agreement, the Ancillary Agreements, the Separation, the Distribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Noble or the applicable member of the Noble Group and may be controlled by Noble or such member of the Noble Group and shall not pass to or be claimed by Paragon or any member of the Paragon Group. Furthermore, Paragon acknowledges and agrees that Baker Botts, LLP is representing Noble, and not Paragon or any member of the Paragon Group, in connection with this Agreement, the Ancillary Agreements, the Separation, the Distribution and the other transactions contemplated hereby and thereby.

7.14 Construction. This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by Paragon and Noble and no rule of construction or strict interpretation shall be applied against any Party.

7.15 Exclusivity of Tax and Other Matters. Notwithstanding any other provision of this Agreement (other than Sections 3.6 and 6.7), the provisions of the Tax Sharing Agreement or the Brazil Transition Services Agreement, as applicable, shall exclusively govern all matters related to Taxes. Notwithstanding any other provision of this Agreement, employee benefits matters expressly provided for under the Employee Matters Agreement shall be exclusively governed by the Employee Matters Agreement and matters related to the services provided under the Transition Services Agreement or the Brazil Transition Services Agreement shall be exclusively governed, respectively, by the Transition Services Agreement and the Brazil Transition Services Agreement.

WHEREFORE, the Parties have signed this Master Separation Agreement effective as of the date first set forth above.

NOBLE CORPORATION

By:	/s/ David W. Williams
Name: David W. Williams
Title: President and Chief Executive Officer

PARAGON OFFSHORE PLC

By:	/s/ Steven A. Manz
Name: Steven A. Manz
Title: Senior Vice President and Chief Financial Officer